Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated December 19, 2014, relating to the consolidated financial statements of Hovnanian Enterprises, Inc. and subsidiaries, and the effectiveness of Hovnanian Enterprises, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2014:

1.

Registration Statements Nos. 333-113758, 333-106756, and 333-92977 on Form S-8 pertaining to the Amended and Restated 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan (which superseded and replaced the Amended and Restated 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan), and Hovnanian Enterprises, Inc. Senior Executive Short-Term Incentive Plan, as amended and restated;

2.	Registration Statements Nos. 333-56972, 033-36098, and 002-92773 on Form S-8 pertaining to the Hovnanian Enterprises, Inc.1983 Stock Option Plan as amended and restated;

3.	Registration Statement No. 333-56640 on Form S-8 pertaining to the Washington Homes Employee Stock Option Plan;

4.	Registration Statement No. 333 – 180668 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Stock Incentive Plan;

5.	Registration Statement No. 333-194542 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan; and

6.

Registration Statement No. 333-189802 on Form S-3 of Hovnanian Enterprises, Inc. pertaining to a universal shelf registration of Hovnanian Enterprises, Inc., K. Hovnanian Enterprises, Inc. and certain subsidiaries.

/s/ Deloitte & Touche LLP

New York, NY

December 19, 2014